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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 000-26279



                           GREENMOUNTAIN.COM COMPANY
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            (Exact name of registrant as specified in its charter)


                            55 Green Mountain Drive
                       South Burlington, Vermont  05403
                                (802) 846-6100
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.01 per share
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           (Title of each class of securities covered by this Form)


                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]    Rule 12h-3(b)(1)(i)    [ ]

     Rule 12g-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(1)(ii)   [ ]

     Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(i)    [ ]

     Rule 12g-4(a)(2)(ii)    [ ]    Rule 12h-3(b)(2)(ii)   [ ]

                                    Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: 116


     Pursuant to the requirements of the Securities Exchange Act of 1934, GreenMountain.com Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 8, 2000                 GREENMOUNTAIN.COM COMPANY


                                    By:  /s/ PETER H. ZAMORE
                                         -----------------------------------
                                         Peter H. Zamore
                                         Vice President, General Counsel and
                                          Secretary